                                                                  EXHIBIT 10.1.8

                 [AIRONET WIRELESS COMMUNICATIONS LETTERHEAD]



                                January 14, 1999



Mr. R. G. Holmes
90 Woodland Avenue
Summit, New Jersey 07901

Dear Dale:

I am pleased to offer you the regular full-time exempt position of Senior Vice President and Chief Financial Officer for Aironet Wireless Communications, Inc. (a subsidiary of Telxon Corporation). The following are terms of the agreement between you and Aironet Wireless Communications, Inc.:

1) Your base salary will be $5,769.25 biweekly, which equates to $150,000.00 annualized.

2) You will report to the President and CEO. Your start date shall be on or before January 25, 1999.

3) You will receive a grant of 100,000 Aironet employee stock options at an exercise price to be determined and a vesting schedule of one-third the grant each year over the three years: subject to Aironet's Board of Director's approval.

4) You will be eligible to participate in Aironet's annual Incentive Compensation Program, with bonus potential up to $50,000 based upon meeting certain performance criteria to be outlined by the President and CEO, and agreed upon between both parties. During the initial year of your employment, you will be guaranteed a minimum bonus totaling $25,000: of which $10,000 will be paid within 30 days of your start date.

5) In the event Aironet terminates your employment for reasons other than for cause, you shall receive a severance based upon your base salary for a period of six months. Severance payments will be made bi-weekly over the severance period.

        Termination for "cause" shall mean behavior including, without limitation, Employee's dishonesty, gross negligent misconduct, willful misconduct, disloyalty, acts of bad faith, gross neglect of duty or material breach of this Agreement.

6) You understand the position requires you to relocate to the Akron, Ohio area. Aironet will reimburse your relocation expenses as outlined in the enclosed Relocation Assistance and Moving Policy Summary. Arrangements to move furnishings must be coordinated through ProSource Properties, Ltd. Please contact Meg Pais in Telxon's Employee Services department if you have any questions concerning your relocation. Please sign the enclosed Relocation Agreement and return it to the Employee Services Department.

Mr. R. G. Holmes
January 14, 1999
Page 2



7) You are eligible to participate in Aironet's (through Telxon's) insurance plans, including medical, dental, accident and life, upon hire. You are also eligible to participate in Aironet's (through Telxon's) profit sharing 401(k) plan upon completion of the eligibility period.

8) You have discussed this position with me and understand the duties and responsibilities associated with it. It is Aironet's intention and expectation that you will fulfill those duties and responsibilities without violating any legal obligations you may have to your former employers.

9) As a condition of employment, you will be required to complete a Pre-Employment Drug Screen Examination. The laboratory for the examination is located at LabCorp/Akron, 3094 West Market Street, Akron, Ohio 44333 and the phone number is (330) 869-9774. Please bring the enclosed "Chain of Custody" form with you to the examination. Upon acceptance of your offer, you will need to complete this examination prior to or on your start date. This offer will be contingent upon satisfactory completion of background and reference reviews and successfully passing the pre-employment drug examination. In the event you begin employment prior to Aironet receiving your drug screening results, benefits packages outlined previously will not be activated until successful results have been received.

10) It is a condition of employment with Aironet Wireless Communications, Inc. that you sign the enclosed Employment Agreement and Statement of Corporate Ethics, to be received by the Employee Services Department prior to your start date. We agree that your ownership of up to one percent (1%) of the stock in any publicly traded company which is a supplier to Telxon or any of its subsidiaries shall not constitute a conflict of interest within the meaning of the State of Corporate Ethics. Except as set forth in the preceding sentence, nothing in this letter supersedes or alters any of the provisions named in the Employment Agreement and Statement of Corporate Ethics, including but not limited to, the non-compete and at-will relationship. The Employment Agreement, Statement of Corporate Ethics and this letter constitute the entire terms and conditions of our agreement. You acknowledge that there are no other verbal agreements or promises regarding your employment.

11) If the offer is acceptable in its entirety, please sign and return by January 20, 1999. If not accepted in writing by January 20, 1999, this offer shall expire.

Please use the self-addressed, postage pre-paid envelope enclosed for your convenience in returning the Employment Agreement, Statement of Corporate Ethics and one copy of this offer letter indicating your acceptance and start date. If you should have any questions concerning the Employment Agreement or Statement of Corporate Ethics, please address this to me as soon as possible.

On your first day of employment, please bring your employment packet with you and Candy Mackey will assist you in completing the appropriate forms.

Mr. R. G. Holmes
January 14, 1999
Page 3



Dale, I am truly excited at the prospect of you joining Aironet Wireless Communications, Inc. Should you have any questions or need additional information, please contact me at (330) 664-7914.

                                        Very truly yours,

                                        /s/ ROGER J. MURPHY, JR.

                                        Roger J. Murphy, Jr.
                                        President & CEO

clm
Enclosures

cc:     Ms. Margaret E. Pais, Telxon Employee Services
        Mr. James J. O'Brien, Jr.



I accept the terms of this agreement and will start on 1/25/99.

Signature /s/ DALE HOLMES          1-19-99
          ------------------------
              Dale Holmes